EXHIBIT 99.1

Spirit Airlines Reports September 2012 Traffic

Miramar, Florida (October 11, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in September 2012 increased 29.7 percent versus September 2011 on a capacity (available seat miles) increase of 30.2 percent. Load factor for September 2012 was 82.2 percent, a decrease of 0.3 points as compared to September 2011. Spirit's preliminary completion factor for September 2012 was 99.6 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended September 30, 2012 and 2011.

	September 2012	September 2011	Change
Revenue passenger miles (RPMs) (000)	746,184	575,463	29.7%
Available seat miles (ASMs) (000)	908,091	697,485	30.2%
Load factor	82.2%	82.5%	(0.3) pts
Passenger flight segments	822,837	643,998	27.8%
Average stage length (miles)	888	867	2.4%
Total departures	6,373	5,169	23.3%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	7,144,329	6,040,203	18.3%
Available seat miles (ASMs) (000)	8,388,581	7,048,701	19.0%
Load factor	85.2%	85.7%	(0.5) pts
Passenger flight segments	7,775,861	6,347,384	22.5%
Average stage length (miles)	902	933	(3.3)%
Total departures	58,674	48,722	20.4%

Third Quarter 2012 Guidance
The Company estimates its total revenue per ASM (RASM) for the third quarter 2012 decreased 3 to 4 percent year-over-year.

The Company's third quarter 2012 cost per available seat mile (CASM), excluding special items and unrealized mark-to-market hedge gains, is currently estimated to be between 10.14 cents and 10.19 cents, higher than the Company's previous guidance due to higher fuel cost. Spirit estimates its CASM ex-fuel for the quarter was between 6.00 cents and 6.05 cents, lower than previous guidance primarily due to maintenance-related costs that shifted from the third to fourth quarter 2012.

The following table summarizes Spirit's updated guidance for the third quarter 2012. All data is based on preliminary estimates and is subject to change. Spirit plans to announce third quarter 2012 results on October 30, 2012.

Third Quarter 2012 Guidance	3Q12E

Total revenue per ASM (RASM) year-over-year % change	(3)% - (4)%

Operating Expense per ASM (CASM) (cents)
CASM (1)	10.11		10.16
Less: Unrealized mark-to-market (gains) per ASM (2)	(0.03)
CASM excluding unrealized mark-to-market (gains) (2)	10.14	-	10.19
Less: Economic fuel expense per ASM (3)	4.14
CASM ex-fuel	6.00	-	6.05

Fuel Expense per Gallon($)
Fuel cost	$3.23
Less: Unrealized mark-to-market (gains ) (2)	(0.02)
Economic fuel cost (3)	$3.25

Fuel gallons (thousands)	37,761

Effective Tax Rate	37.9%

Wtd. Average Share Count (thousands)
Basic	72,427
Diluted	72,658

Footnotes

(1)	Excludes special items.

(2)	Unrealized mark-to-market gains are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge losses currently expected to be realized during the third quarter 2012.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for third quarter 2012, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains, share counts and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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